                                                                   EXHIBIT 8.2


                          [Form of Canadian Tax Opinion]
                     [Baker & Mckenzie - Toronto Letterhead]


                                  July 18, 1996



Honeywell Inc.
2701 4th Avenue South
Minneapolis, Minnesota 55440
U.S.A.

Gentlemen:

     We have acted as special Canadian federal income tax counsel to Honeywell Inc. (the "Company") in connection with the issuance of its Medium-Term Notes Series B (the "Series B Notes") due 9 months or more from the date of issue, and the issuance by each of Honeywell Finance B.V. (the "Dutch Issuer") and Honeywell Canada Limited (the "Canadian Issuer") of Medium-Term Notes, Series A, (the "Series A Notes" and, together with the Series B Notes, the "Notes") due 9 months or more from the date of issue as described in the Prospectus Supplement dated July 18, 1996 (the "Prospectus Supplement"), to the Prospectus dated May 30, 1996, relating to the initial offering and sale of the Notes (the "Prospectus"). The Notes issued by the Company, the Dutch Issuer and the Canadian Issuer (each an "Issuer" and collectively the "Issuers") will be limited to an aggregate initial public offering price not to exceed $500,000,000.

     As special Canadian federal income tax counsel to the Company, we have examined such records and documents of the Issuers as we deemed necessary and relevant for purposes of rendering our opinion as to the principal Canadian federal income tax consequences of the purchase, ownership and disposition of the Notes, including (i) the Prospectus, (ii) the Prospectus Supplement,
(iii) the Indenture dated as of July 15, 1996, between The Chase Manhattan Bank and the Issuers, and (iv) the Distribution Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Prospectus and the Prospectus Supplement.

Honeywell Inc.
July 18, 1996
Page 2

     On the basis of the foregoing, and assuming that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, we are of the opinion that, under present Canadian federal income tax law, the statements in the Prospectus Supplement under the caption "Canadian Taxation" commencing at page [S-25] and concluding on page [S-26], sets forth the material Canadian federal income tax consequences of the purchase, ownership and disposition of Notes by a non-Canadian Noteholder.

     The foregoing is based on the Income Tax Act (Canada), as amended, and the Regulations, judicial decisions, and Revenue Canada rulings and administrative pronouncements relating thereto as of the date hereof. Subsequent developments in these areas could have a material effect on the opinions expressed herein.

     The Chase Manhattan Bank, as Trustee, may rely on this opinion as if it were addressed to them. We hereby consent to your filing of this opinion as an exhibit to the Form 8-K and to the reference to Baker & McKenzie, Toronto, Canada, under the caption "Legal Matters" contained in the Prospectus Supplement.

                                       Very truly yours,

                                       /s/ Baker & McKenzie

                                       BAKER & McKENZIE